Exhibit 23.1

CONSENT OF THE INDEPENDENT AUDITORS

The Board of Directors

United PanAm Financial Corp.:

We consent to the incorporation by reference and inclusion in the Registration Statement on Form S-8 of United PanAm Financial Corp. of our reports dated March 28, 2005, relating to the consolidated statements of financial condition of United PanAm Financial Corp. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, United PanAm Financial Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of financial reporting of United PanAm Financial Corp., which reports appear in the December 31, 2004 Annual Report on Form 10-K of United PanAm Financial Corp.

/s/ GROBSTEIN, HORWATH & COMPANY LLP

Sherman Oaks, California

November 8, 2005